Exhibit 21.1

CVD EQUIPMENT CORPORATION

SUBSIDIARIES OF REGISTRANT

SUBSIDIARY NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
CVD Materials Corporation	New York
CVD MesoScribe Technologies Corporation	New York
FAE Holdings 411519R, LLC	New York